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                                                             OMB APPROVAL
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                           UNITED STATES                OMB Number:    3235-0058
                SECURITIES AND EXCHANGE COMMISSION      Expires:  March 31, 2006
                      WASHINGTON, D.C. 20549            Estimated average burden
                                                        hours per response..2.50
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                            FORM 12B-25                      SEC FILE NUMBER
                                                                000-15885
                    NOTIFICATION OF LATE FILING         ------------------------
                                                              CUSIP NUMBER
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(CHECK ONE): |X|  Form 10-K   |_|  Form 20-F   |_|  Form 11-K   |_|  Form 10-Q
             |_|  Form N-SAR  |_|  Form N-CSR

             For Period
             Ended:      December 31, 2005
                         ------------------------------

         |_| Transition Report on Form 10-K
         |_| Transition Report on Form 20-F
         |_| Transition Report on Form 11-K
         |_| Transition Report on Form 10-Q
         |_| Transition Report on Form N-SAR For the Transition Period Ended:


  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

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NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:



PART I -- REGISTRANT INFORMATION

National Datacomputer, Inc.
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Full Name of Registrant

N/A
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Former Name if Applicable

900 Middlesex Turnpike, Bldg # 5
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Address of Principal Executive Office (STREET AND NUMBER)

Billerica, MA 01821
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City, State and Zip Code

PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       (a)  The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense
       (b)  The subject annual report, semi-annual report, transition report on
            Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
            portion thereof, will be filed on or before the
 |X| fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
       (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.



PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

         The Registrant has encountered delays in preparing the Annual Report on Form 10-KSB for the year ended December 31, 2005, as the Registrant is currently seeking to resolve a dispute with Capital Bank, acting as representative for preferred stock investors, regarding the issuance of stock options by the Registrant and certain other matters. The options in question were granted in a period covered by the financials to be included in the 10-KSB and thus require resolution before the issuer can file and resolution of the other matters may also impact the financials to be included in the Form 10-KSB. This delay could not be eliminated by the registrant without undue effort or expense.

(Attach extra Sheets if Needed)

SEC 1344       PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
(07-03)        CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE
               FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                Bruna Bucacci         (978)         663-7677
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                   (Name)          (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                                 |X| Yes  |_| No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 |_| Yes  |X| No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                           NATIONAL DATACOMPUTER, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date   April 3, 2006                  By    /s/ Bill Berens
       ---------------------------          ----------------------------------
                                            Bill Berens
                                            President, Chief Executive Officer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                  ATTENTENTION
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   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                        VIOLATIONS (SEE 18 U.S.C. 1001).
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